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                                 [Wavetek Letterhead]

May 23, 1997


Mr. Ben J. Constantini
Executive Vice President Sales
Wavetek Corporation
11995 El Camino Real
Suite 301
San Diego, CA 92130

Dear Ben:

This letter is to confirm that you will receive an extraordinary severance payment in the event that your employment with Wavetek is terminated in the twelve month period following the DLJ Recapitalization.

Your severance payment will consist of the amount that you are entitled to receive under the terms of the Wavetek Executive Benefits Plan dated June 1, 1997, plus a cash payment equal to 12 months of base salary, declining at the rate of one month of salary per month, after the Recap.

In accordance with the terms of the Executive Benefits Plan, you will be required to sign Wavetek's Severance and General Release Agreement.

Please sign below acknowledging that you accept the terms of this extraordinary severance agreement.

Sincerely,

/s/ Terence J. Gooding

Terence J. Gooding
Chairman

/lsa

Attach.


Acknowledged by:  /s/ Ben J. Constantini       Date:     6/6/97
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